UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): August 3, 2011
EXTERRAN PARTNERS, L.P.
(Exact name of registrant as specified in its charter)

Delaware	001-33078	22-3935108

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

16666 Northchase Drive,
Houston, Texas	77060

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (281) 836-7000
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On August 4, 2011, Exterran Partners, L.P. (“we”) announced the pending departure of Ernie L. Danner, President, Chief Executive Officer and Chairman of the Board of Exterran GP LLC, our managing general partner, to occur on or around October 31, 2011 (but in no event prior to October 10, 2011 or after December 31, 2011) (the “date of departure”). On the date of departure, Mr. Danner will also resign as President and Chief Executive Officer of Exterran Holdings, Inc. (“Exterran”), a publicly traded company and the owner of our general partner, and as a member of Exterran’s board of directors. At any time prior to October 10, 2011, Exterran’s board of directors may reassign Mr. Danner to another position within the company.
     On August 3, 2011, in connection with his pending departure, Exterran entered into a Separation Agreement with Mr. Danner, as described in Exterran’s Current Report on Form 8-K, filed on August 4, 2011.
     On August 3, 2011, the compensation committee of Exterran GP LLC’s board of directors approved amendments to each award agreement pursuant to which Mr. Danner was granted outstanding phantom units with distribution equivalent rights (collectively, the “Partnership Award Agreements”) under the Exterran Partners, L.P. Long-Term Incentive Plan. The amendments provide that each outstanding phantom unit granted under the Partnership Award Agreements will vest in full upon Mr. Danner’s date of departure.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXTERRAN PARTNERS, L.P.

	By:	Exterran General Partner, L.P., its general partner

	By:	Exterran GP LLC, its general partner

August 4, 2011	By:	/s/ J. Michael Anderson
J. Michael Anderson
Senior Vice President